EXHIBIT 23.1


                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Marvel Enterprises, Inc. pertaining to the Marvel Enterprises, Inc. 1998 Stock Incentive Plan of our report dated February 5, 1999, except for Note 3, as to which the date is February 11, 1999 and Notes 1 and 5, as to which the date is February 25, 1999, with respect to the consolidated financial statements of Marvel Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                                            /s/Ernst & Young LLP

April 20, 1999